AUTONATION, INC.
AutoNation Tower
110 SE Sixth Street
Fort Lauderdale, FL 33301
May 15, 2008
VIA EDGAR SUBMISSION
Jennifer Thompson
Accounting Branch Chief
Division of Corporation Finance
Mail Stop 3561
U.S. Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

RE:	AutoNation, Inc. Form 10-K for Fiscal Year Ended December 31, 2007 Filed February 28, 2008 Definitive Proxy Statement on Schedule 14A Filed March 27, 2008 File No. 001-13107
Dear Ms. Thompson:
     AutoNation, Inc. has received the letter (the “Comment Letter”) from the Staff (the “Staff”) of the Securities and Exchange Commission dated April 17, 2008 concerning the above-referenced filings. The purpose of this letter is to confirm our understanding, based on our telephone conversation with you, that the Staff does not object to our request for an extension to June 2, 2008 to respond to the Staff’s comments listed in the Comment Letter.
     Please contact me at (954) 769-3145 if you have any questions.

Respectfully submitted,
/s/ Michael J. Stephan
Michael J. Stephan
Vice President - Corporate Controller